Exhibit 99.2

AMENDED AND RESTATED JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of PharmaCyte Biotech, Inc., a Nevada corporation (the “Company”);

WHEREAS, Iroquois Master Fund Ltd., a Cayman Islands exempted limited company, Iroquois Capital Management, LLC, a Delaware limited liability company, Iroquois Capital Investment Group LLC, a Delaware limited liability company, Leo Abbe, Richard Abbe and Kimberly Page (collectively, “Iroquois”), JNS Holdings Group LLC, a New York limited liability company, Stephen Friscia, Charles S. Ryan, Jonathan L. Schechter, Joshua N. Silverman and Jude C. Uzonwanne wish to form a group for the purpose of seeking representation on the Board of Directors of the Company (the “Board”) through action by written consent in lieu of a meeting of the stockholders of the Company or at the 2022 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 11th day of July 2022 by the parties hereto:

1.       In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his/her/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.       So long as this agreement is in effect, each of Stephen Friscia, Charles S. Ryan, Jonathan L. Schechter, Joshua N. Silverman and Jude C. Uzonwanne agrees to provide Iroquois advance written notice prior to effecting any purchase, sale, acquisition or disposal of any securities of the Company which he or she has, or would have, direct or indirect beneficial ownership so that Iroquois has an opportunity to review the potential implications of any such transaction in the securities of the Company and pre-clear any such potential transaction in the securities of the Company by Stephen Friscia, Charles S. Ryan, Jonathan L. Schechter, Joshua N. Silverman and Jude C. Uzonwanne. Each of Stephen Friscia, Charles S. Ryan, Jonathan L. Schechter, Joshua N. Silverman and Jude C. Uzonwanne agrees that he or she shall not undertake or effect any purchase, sale, acquisition or disposal of any securities of the Company without the prior written consent of Iroquois.

3.       So long as this agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. Notice shall be given no later than 24 hours after each such transaction

4.       Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents for the election of the persons nominated by the Group to the Board either at the Annual Meeting or through action by written consent in lieu of a meeting of the stockholders of the Company, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

5.       Iroquois shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

6.       Each of the undersigned agrees that any SEC filing, press release or stockholders communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 4 shall be first approved by Iroquois, or its representatives, which approval shall not be unreasonably withheld.

7.       The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/she/it deems appropriate, in his/her/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

8.       This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

9.       In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

10.       Any party hereto may terminate his/her/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by fax to Steve Wolosky at Olshan, Fax No. (212) 451-2222.

11.       Each party acknowledges that Olshan shall act as counsel for both the Group and Iroquois and its affiliates relating to their investment in the Company.

12.       Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

IROQUOIS MASTER FUND LTD.

By:	Iroquois Capital Management, LLC,
its investment manager

By:	/s/ Richard Abbe
	Name:	Richard Abbe
	Title:	President

IROQUOIS CAPITAL MANAGEMENT, LLC

By:	/s/ Richard Abbe
	Name:	Richard Abbe
	Title:	President

IROQUOIS CAPITAL INVESTMENT GROUP LLC

By:	/s/ Richard Abbe
	Name:	Richard Abbe
	Title:	Managing Member

JNS Holdings Group LLC

By:	/s/ Joshua N. Silverman
	Name:	Joshua N. Silverman
	Title:	Managing Member

/s/ Richard Abbe
RICHARD ABBE Individually and as attorney-in-fact for, Leo Abbe, Stephen Friscia, Charles S. Ryan, Jonathan L. Schechter, Joshua N. Silverman and Jude C. Uzonwanne

/s/ Kimberly Page
KIMBERLY PAGE